Exhibit 99.1

Silvergate Suspends Series A Preferred Stock Dividend
1/27/2023

LA JOLLA, Calif.--(BUSINESS WIRE)-- Silvergate Capital Corporation (the "Company" or "Silvergate") (NYSE: SI), the leading provider of innovative financial infrastructure solutions to the digital asset industry, today announced that the Company has suspended the payment of dividends on its 5.375% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, in order to preserve capital. This decision reflects the Company’s focus on maintaining a highly liquid balance sheet with a strong capital position as it navigates recent volatility in the digital asset industry. The Company continues to maintain a cash position in excess of its digital asset customer related deposits.

The Company’s Board of Directors will re-evaluate the payment of quarterly dividends as market conditions evolve.

About Silvergate
Silvergate Capital Corporation (NYSE: SI) is the leading provider of innovative financial infrastructure solutions and services for the digital asset industry. The Company’s real-time payments platform, known as the Silvergate Exchange Network, is at the heart of its customer-centric suite of payments, lending and funding solutions serving digital asset companies and investors around the world. Silvergate is enabling digital asset markets and reshaping global commerce for a digital asset future.

Investor Relations:
Edelman Smithfield for Silvergate
(858) 200-3782
investors@silvergate.com

Media:
Edelman Smithfield for Silvergate
press@silvergate.com